Exhibit 99.1

FOR RELEASE ON NOVEMBER 3, 2016 AT 4:05 PM ET

TESARO ANNOUNCES THIRD-QUARTER 2016 OPERATING RESULTS

•                  Niraparib rolling NDA submission to FDA complete, MAA accepted for review by EMA

•                  Pre-launch planning ongoing to support four potential product launches in 2017 across U.S. and Europe

•                  Positive Phase 3 NOVA trial results presented during Presidential Symposium at ESMO 2016 and simultaneously published in New England Journal of Medicine

•                  Cash and cash equivalents totaled approximately $647 million as of September 30, 2016

WALTHAM, Mass., November 3, 2016 — TESARO, Inc. (NASDAQ:TSRO), an oncology-focused biopharmaceutical company, today reported operating results for third-quarter 2016 and provided an update on the Company’s marketed product and development programs.

“We are very pleased to have submitted regulatory applications for niraparib in both the United States and in Europe for the maintenance treatment of patients with platinum-sensitive, recurrent ovarian cancer who are in response to platinum-based chemotherapy. Pre-launch activities are well underway in support of four potential product launches in 2017, including VARUBI® IV and niraparib in the U.S and VARUBI oral and niraparib in Europe,” said Lonnie Moulder, CEO of TESARO. “The recent ESMO 2016 Congress was very gratifying for TESARO, highlighted by the presentation of the landmark niraparib NOVA trial results during a Presidential Symposium by Dr. Mansoor Raza Mirza. We look forward to advancing our comprehensive ovarian cancer clinical program and expanding niraparib development into other tumor types in 2017.”

Recent Business Highlights

•                  The U.S. launch of VARUBI continues, and unit volume increased by 14% for the third quarter compared to the second quarter. For the month of September, VARUBI achieved a 28% market share in the oral NK-1 market in the U.S.

•                  TESARO officially opened its international commercial headquarters in Zug, Switzerland on October 11.

•                  Earlier this week, the rolling submission of a New Drug Application (NDA) for niraparib to the U.S. Food and Drug Administration (FDA) was completed for the maintenance treatment of patients with recurrent, platinum-sensitive ovarian cancer who are in response to platinum-based chemotherapy. The indication proposed in the niraparib NDA provides for the use of niraparib regardless of tumor biomarker status, and it is anticipated that the BRACAnalysis® CDx and myChoice® HRD tests would be available to physicians as complementary diagnostics.

•                  The Marketing Authorisation Application (MAA) for niraparib has been submitted to and accepted for review by the European Medicines Agency (EMA) for the maintenance treatment of patients with recurrent, platinum-sensitive ovarian cancer who are in response to platinum-based chemotherapy.

•                  The niraparib Phase 3 ENGOT-OV16/NOVA clinical trial results were presented at the Presidential Symposium at the ESMO 2016 Congress by Dr. Mansoor Raza Mirza, M.D., Medical Director of the Nordic Society of Gynecologic Oncology (NSGO) and principal investigator. These data were simultaneously published in the New England Journal of Medicine.

•                  Planning is underway to support initiation of an Early Access Program (EAP) for niraparib in the United States and Europe.

•                  Janssen initiated a Phase 2 clinical trial with niraparib in monotherapy in men with metastatic castration resistant prostate cancer (mCRPC) and recently began a Phase 1 safety and pharmacokinetics study of niraparib plus apalutamide (ARN-509).

•                  Enrollment continues in the PRIMA trial for patients with first-line ovarian cancer, the QUADRA trial of niraparib for the treatment of patients with ovarian cancer who have received three or more prior lines of chemotherapy, and in the BRAVO trial for patients with germline BRCA-mutated, metastatic breast cancer.

•                  Enrollment continues in the TOPACIO trial of niraparib plus KEYTRUDA® (pembrolizumab) in patients with ovarian cancer or with triple negative breast cancer and in the AVANOVA trial of niraparib plus bevacizumab in patients with ovarian cancer.

•                  TESARO and Zai Lab (Shanghai) Co., Ltd. announced a collaboration to support the development and commercialization of niraparib for patients in China and the potential to advance two immuno-oncology programs outside of China.

•                  The Phase 1 dose escalation study of TSR-022, an anti-TIM-3 antibody candidate, was initiated in July, and the Phase 1 trial of TSR-042, an anti-PD-1 antibody candidate, continues to enroll.

Third Quarter 2016 Financial Results

TESARO reported a net loss of $101.2 million, or ($1.98) per share, for the third quarter of 2016, compared to a net loss of $66.6 million, or ($1.66) per share, for the third quarter of 2015.

Net product revenue for the third quarter of 2016 totaled $2.8 million and included sales of VARUBI from specialty pharmacy customers to patients and from specialty distributors to providers that were made during the third quarter, as well as sales from specialty distributors to providers that occurred in the second quarter of 2016. License, collaboration and other revenue for the third quarter of 2016 totaled $0.9 million and included amortization of milestone payments and shipments of clinical materials under our license agreements with Hengrui and Janssen.

Research and development expenses increased to $60.8 million for the third quarter of 2016, compared to $40.1 million for the third quarter of 2015, driven primarily by higher costs related to the ongoing registration trials of niraparib, manufacturing costs associated with niraparib, and the initiation of clinical studies for our immuno-oncology portfolio, in addition to increased headcount.

Selling, general and administrative expenses increased to $37.7 million for the third quarter of 2016, compared to $22.8 million for the third quarter of 2015, primarily due to higher commercial headcount, including the establishment of a U.S. field sales organization in August 2015, commercial activities in support of the launch of VARUBI, costs associated with the establishment of our international headquarters, and higher professional service fees.

Operating expenses, as described above, include total non-cash, stock-based compensation expense of $12.9 million for the third quarter of 2016, compared to $8.1 million for the third quarter of 2015.

As of September 30, 2016, TESARO had approximately $647 million in cash and cash equivalents, which includes the $409 million in net proceeds from a follow-on offering of 5.3 million shares of common stock that was completed in July 2016. For the quarter ended September 30, 2016, TESARO had approximately 51.2 million shares outstanding on a weighted average basis.

In anticipation of four product launches in 2017, TESARO will continue to invest in pre-launch inventory manufacturing, development of supply chain capabilities and capacity, and expansion of European and targeted U.S. commercial operations, in addition to making milestone payments for regulatory submissions. As a result of these investments, the Company expects its cash and cash equivalents balance to decline by approximately $100 million during the fourth quarter of 2016.

Corporate Objectives

The following is a summary of TESARO’s key objectives:

VARUBI® (rolapitant):

•                  Achieve #1 market share position within the oral NK-1 receptor antagonist market by year-end 2016 in the U.S.;

•                  Launch VARUBI IV into the U.S. market in 1H 2017, pending FDA approval;

•                  Establish a European commercial organization; and

•                  Launch VARUBI oral in Europe in 1H 2017, pending EMA approval.

Niraparib:

•                  Continue commercial preparations in support of the launches of niraparib in the U.S. in 1H 2017 and Europe in 2H 2017, pending regulatory approvals;

•                  Report QUADRA data in 2H 2017;

•                  Report Phase 3 BRAVO data in 2H 2017;

•                  Finalize a potential lung cancer registration strategy and initiate development program in 1H 2017; and

•                  Determine the potential registration strategy for niraparib plus an anti-PD-1 antibody in ovarian cancer and triple-negative breast cancer in 2H 2017.

Immuno-Oncology Portfolio:

•                  Identify a dose and schedule for TSR-042 (anti-PD-1 antibody) by the end of 2016;

•                  Select at least one bispecific antibody clinical candidate by the end of 2016;

•                  Identify the first clinical candidate within the MD Anderson collaboration in 1H 2017;

•                  Initiate a Phase 1 study of TSR-033 (anti-LAG-3 antibody) in 1H 2017;

•                  Finalize the TSR-042 registration strategy and initiate a registration program in 1H 2017; and

•                  Initiate a Phase 1 clinical trial of TSR-022 in combination with an anti-PD-1 antibody in mid-2017.

Today’s Conference Call and Webcast

TESARO will host a conference call to discuss the Company’s third-quarter operating results and provide an update on the Company’s development programs and the VARUBI® launch today at 4:15 P.M. Eastern time. The accompanying slide presentation and live webcast of the conference call can be accessed by visiting the TESARO website at www.tesarobio.com. The call can be accessed by dialing (877) 853-5334 (U.S. and Canada) or (970) 315-0307 (international). A replay of the webcast will be archived on the Company’s website for 30 days following the call.

About TESARO

TESARO is an oncology-focused biopharmaceutical company dedicated to improving the lives of cancer patients by acquiring, developing, and commercializing safer and more effective therapeutics. For more information, visit www.tesarobio.com, and follow us on Twitter and LinkedIn.

Contacts:

Jennifer Davis

+1.781.325.1116 or jdavis@tesarobio.com

Kate Rausch

+1.781.257.2505 or krausch@tesarobio.com

Forward Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding TESARO, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “anticipate,” “estimate,” “intend,” and similar expressions (as well as other words or expressions referencing future events, conditions, or circumstances) are intended to identify forward-looking statements. Examples of forward-looking statements contained in this press release include, among others, statements regarding the expected decline in our cash and cash equivalents balance during the fourth quarter of 2016, the expected timing of the launches of niraparib and VARUBI IV in the U.S., the timing of our planned commercial launches of niraparib and oral rolapitant in Europe, statements regarding the details of our various corporate objectives, and statements regarding the potential indication for niraparib and the potential complementary use of the Myriad myChoice® HRD test and BRACAnalysis CDx® in connection with niraparib. Forward-looking statements in this release involve substantial risks and uncertainties that could cause our research and pre-clinical development programs, clinical development programs, future results, performance, or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the execution and completion of clinical trials,  uncertainties surrounding our ongoing discussions with and potential actions by regulatory authorities, uncertainties regarding regulatory approvals, including with respect to the ultimate approval and indication for niraparib, uncertainties regarding certain expenditures, risks related to manufacturing and supply, and other matters that could affect the availability or commercial potential of our drug candidates. TESARO undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see TESARO’s Annual Report on Form 10-K for the year ended December 31, 2015, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2016.

TESARO, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2016	2015	2016

Revenues:
Product revenue, net	$—	$2,799	$—	$4,408
License, collaboration and other revenues	87	931	87	36,190
Total revenues	87	3,730	87	40,598

Expenses:
Cost of sales - product	—	424	—	738
Cost of sales - intangible asset amortization	—	464	—	1,391
Research and development (1)	40,063	60,783	112,538	163,630
Selling, general and administrative (1)	22,766	37,685	50,791	104,052
Acquired in-process research and development	—	1,940	1,000	9,940
Total expenses	62,829	101,296	164,329	279,751

Loss from operations	(62,742)	(97,566)	(164,242)	(239,153)

Interest income (expense), net	(3,844)	(3,587)	(11,407)	(11,377)
Net loss	$(66,586)	$(101,153)	$175,649)	$(250,530)

Net loss per share applicable to common stockholders - basic and diluted	$(1.66)	$(1.98)	$(4.49)	$(5.45)

Weighted-average number of common shares used in net loss per share applicable to common stockholders - basic and diluted	40,038	51,151	39,129	45,994

(1) Expenses include the following amounts of non-cash stock-based compensation expense:

Research and development	$3,783	$5,605	$7,808	$13,826
Selling, general and administrative	4,346	7,314	9,702	20,238

TESARO, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2015	September 30, 2016

Assets
Current assets:
Cash and cash equivalents	$230,146	$647,315
Accounts receivable	679	3,214
Inventories	1,106	12,163
Other current assets	4,560	7,409
Total current assets	236,491	670,101

Intangible assets, net	14,732	13,341
Property and equipment, net	2,779	3,781
Restricted cash	500	620
Other assets	779	1,751
Total assets	$255,281	$689,594

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$8,019	$3,264
Accrued expenses	36,628	53,135
Deferred revenue, current	500	772
Other current liabilities	1,534	670
Total current liabilities	46,681	57,841

Convertible notes, net	121,325	129,017
Deferred revenue, non-current	288	—
Other non-current liabilities	113	515
Total liabilities	168,407	187,373

Total stockholders’ equity	86,874	502,221
Total liabilities and stockholders’ equity	$255,281	$689,594

###